EXHIBIT 2.2

First Amendment to Stock Purchase Agreement
This First Amendment to Stock Purchase Agreement (this “Amendment”) is made and entered into as of May 2, 2016, by and among Atlas Power Finance, LLC, a Delaware limited liability company (the “Purchaser”), GDF SUEZ Energy North America, Inc., a Delaware corporation (the “Company”), and International Power, S.A., a “societe anonyme” under the laws of Belgium (the “Seller”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).
WHEREAS, Company, Purchaser and Seller have previously entered into that certain Stock Purchase Agreement, dated as of February 24, 2016 (the “Agreement”);
WHEREAS, Section 11.6 of the Agreement provides that the Agreement may be amended in a writing signed by Company, Purchaser and Seller; and
WHEREAS, Company, Purchaser and Seller desire to amend the Agreement as provided below.
NOW, THEREFORE, in consideration of the premises and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Company, Purchaser and Seller agree as follows:
1.Amendment. Schedule 1.1(e) to the Agreement is hereby deleted and replaced in its entirety with a new Schedule 1.1(e) as set forth on Exhibit A hereto.
2.No Other Modification. Except as set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment. No reference to this Amendment (or any amendment) need be made in any instrument or document at any time referring to the Agreement, and a reference to the Agreement in any such instrument or document shall be deemed to be a reference to the Agreement as amended by this Amendment.
3.Counterparts. This Amendment may be executed in any number of counterparts (including counterparts delivered by facsimile or electronic communication (pdf)) and all such counterparts taken together will be deemed to constitute one and the same instrument.
4.Governing Law; Jurisdiction. This Amendment and all claims or causes of action (whether in Contract or tort, in Law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Amendment (“Claims”) shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rules (whether of the State of Delaware or otherwise) that would cause the application of Laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) over all Claims. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any Claim in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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EXHIBIT 2.2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on date first written above.

ATLAS POWER FINANCE, LLC

By:    /s/ Carolyn Burke
Name: Carolyn Burke
Title: EVP, BOSYS

GDF SUEZ ENERGY NORTH AMERICA, INC.

By:    /s/ Patrick Gaussent
Name: Patrick Gaussent
Title: CFO

INTERNATIONAL POWER, S.A.

By:    /s/ Patrick Gaussent
Name: Patrick Gaussent
Title: attorney in fact